Exhibit 99.1

SenesTech, Inc. Announces Closing of Initial Public Offering

FLAGSTAFF, Ariz., December 13, 2016 -- SenesTech, Inc., a developer of proprietary technologies for managing animal pest populations through fertility control, announced today that it has closed its initial public offering of 1,875,000 shares of common stock at a price of $8.00 per share. Shares began trading on the NASDAQ Capital Market under the symbol “SNES” on December 8, 2016.

Roth Capital Partners acted as sole book-running manager, and Craig-Hallum Capital Group and Aegis Capital Corp. acted as co-managers.

The common stock was issued pursuant to a registration statement on Form S-1, which was declared effective by the Securities and Exchange Commission on December 7, 2016. The offering was made solely by means of a prospectus. Copies of the written prospectus for the offering may be accessed through the Securities and Exchange Commission's website at www.sec.gov, or may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, or by telephone at (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About SenesTech, Inc.

SenesTech has developed an innovative technology for managing animal pest populations through fertility control as opposed to a lethal approach. The Company's first fertility control product candidate, ContraPest®, will be marketed for use initially in controlling rat infestations. We believe our non-lethal approach, targeting reproduction, is more humane, less harmful to the environment, and more effective in providing a sustainable solution to pest infestations than traditional lethal pest management methods. There is currently no fertility control product approved by the Food and Drug Administration (FDA), or the Environmental Protection Agency (EPA), for the management of rodent populations.  We believe ContraPest® will establish a new paradigm in rodent control, resulting in improved performance in rodent control over rodenticides, without the negative environmental effects of rodenticides.  For more information visit the SenesTech website at www.senestech.com.

Contact:

Investor	Company
Robert Blum, Joe Dorame, Joe Diaz	Tom Chesterman
Lytham Partners, LLC	Chief Financial Officer
602-889-9700	SenesTech, Inc
senestech@lythampartners.com	928-779-4143